UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): July 10, 2008

KESSELRING HOLDING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-52375	20-4838580
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1956 Main Street, Sarasota, Florida, Florida 34236
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 953-5774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                Entry Into a Material Definitive Agreement

In September 2007, Kesselring Holding Corporation (the “Company”) entered into an operating lease (the “Lease”) with Cannon Offices, L.L.C. (“Cannon”) for 5,964 square feet of office space in Sarasota, Florida which was the Company’s former corporate headquarters.  Non-cancelable annual lease payments for each year ending September 30 were $156,878 for 2008, $163,260 for 2009, $169,109 for 2010, $176,022 for 2011 and $166,712 for 2012.  The Company vacated this space and, as a result, the Company defaulted on the Lease. On July 10, 2008, the Company and Cannon executed a Settlement Agreement and Mutual Release (the “Cannon Settlement”), which was dated July 2, 2008 pursuant to which the Company agreed to make five payments of $15,000 over a period of 120 days (the “Abatement Payments”).  In the event that the Company fails to make the Abatement Payments, then Cannon shall be entitled to an immediate money judgment in the principal amount of $709,000 plus interest plus attorneys fees in the amount of $5,000.  Upon the Abatement Payments being paid, any action by Cannon shall be abated for a period of two years.  Upon the end of the abatement period, Cannon shall be entitled to a final judgment equal to the lesser of $312,500 or $709,000 less the Abatement Payments and all amounts received by Cannon upon leasing the premises.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)        Shell company transactions.

Not applicable

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Settlement Agreement and Mutual Release by and between Cannon Offices L.L.C. and Kesselring Holding Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KESSELRING HOLDING CORPORATION

Date: July 15, 2008	By:	/s/ Kenneth Craig
Name: Kenneth Craig
Title: CEO